BlackRock Global Dynamic Equity Fund

FILE #811-21759

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
11/08/06	KBW	6,800,000	300

Keefe, Bruyette & Woods, Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Banc of America Securities LLC; Fox-Pitt, Kelton Incorporated; JMP Securities LLC; Thomas Weisel Partners LLC; BNY Capital Markets, Inc.; FTN Midwest Securities Corp.; Morgan Keegan & Company, Inc.

3/16/07	GAFISA	39,676,600	4,400 shares	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Itau Securities Inc; Citigroup Global Markets Inc; HSBC Securities (USA) Inc.; UBS Securities LLC
06/21/07	BLACKSTONE GROUP L.P.	133,333,334.00	41,600 Units

Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith  Incorporated, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc.,  ABN AMRO Rothschild LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lazard Capital Markets LLC.,  UBS Securities LLC., Wachovia Capital Markets, LLC., Nikko Citigroup Limited., Skandinaviska Enskilda Banken AB (publ), Wells Fargo Securities, LLC.,  Calyon Securities (USA) Inc.,  Mizuho Securities USA Inc., RBC Capital Markets Corporation,  Blaylock & Company, Inc., Chapin, Davis, Samuel A. Ramirez & Co., Inc., Muriel Siebert & Co., Inc., Stephens Inc., The Williams Capital Group, L.P., Chatsworth Securities LLC.,  Dominick & Dominick LLC., Jackson Securities, LLC., Loop Capital Markets, LLC., Toussaint Capital Partners, LLC.